UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 7, 2024

Elevai Labs Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41875	85-1399981
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o 120 Newport Center Drive, Ste. 250 Newport Beach, CA	92660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 794-4940

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13©(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	ELAB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

As previously reported, on March 6, 2024, Elevai Labs Inc. (the “Company,” “us,” or “our”) received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”) stating that for the 30 consecutive business day period since March 6, 2024, our common stock had not maintained a minimum closing bid price of $1.00 per share required for continued listing on The Nasdaq Stock Market LLC (“Nasdaq”) pursuant to Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule,” and such violation, the “Bid Price Deficiency”). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), we were provided an initial period of 180 calendar days, or until September 3, 2024, to regain compliance with the Bid Price Rule. We had failed to regain compliance with the Bid Price Rule prior to September 3, 2024 and did not qualify to request an extension, partly because we did not have $5 million in stockholders’ equity.

Additionally, as previously reported, on September 4, 2024, Nasdaq sent us a deficiency letter (“Notice”) stating that we had failed to regain compliance with the Bid Price Rule and our common stock was subject to delisting. The Notice provided that we could appeal to the Nasdaq Hearings Panel (“Panel”). The Company subsequently submitted a hearing request to the Panel to appeal Nasdaq’s determination in the Notice and submitted a compliance plan, which stayed the delisting of the Company’s common stock from Nasdaq pending the Panel’s decision on the appeal.

On October 22, 2024, we attended a hearing (“Nasdaq Hearing”) with the Panel to discuss the Company’s violation of the Bid Price Rule. At the Nasdaq Hearing, the Company’s senior management and outside counsel outlined its compliance plan for the Panel, which consisted of: (i) raising $8,000,000 in a public offering by September of 2024; (ii) obtaining shareholder approval for a reverse stock split on September 25, 2025; (iii) filing a tender offer to exchange common stock for non-trading preferred stock on October 4, 2024, with an anticipated completed tender offer (“Tender Offer”) by December 16, 2024; (iv) implementing the aforesaid reverse split soon after the completion of the Tender Offer; and (v) the Company’s anticipation of demonstrating compliance by January 9, 2025.

On November 7, 2024, Nasdaq sent us a letter (the “Decision Letter”) granting an exception for us to cure the Bid Price Deficiency and continue our listing on Nasdaq on the conditions that: (1) on or before December 26, 2024, we complete a reverse split at a ratio sufficient to maintain long-term compliance with the Bid Price Rule; and (2) on or before January 9, 2025, we demonstrate compliance with the Bid Price Rule. From now until January 9, 2025, we are required to provide Nasdaq prompt notification of any significant events that occur in this period which may affect our compliance with Nasdaq requirements. Such significant events include, but are not limited to, any events which may call into question the Company’s ability to meet the terms of the exception granted.

The Company may request that the Nasdaq Listing and Hearing Review Council review the Panel’s determination in the Decision Letter, by written request received by the Nasdaq Listing and Hearing Review Council by November 22, 2024. In such event, the Company would be required to submit a fee of $15,000.000 to Nasdaq to cover the cost of the review. The Nasdaq Listing and Hearing Review Council may determine to review any Panel decision by December 22, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2024

Elevai Labs, Inc.

By:	/s/ Graydon Bensler
Name:	Graydon Bensler
Title:	Chief Executive Officer, President and Director

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